Exhibit 5.2
Writer’s Direct Dial: (852) 2532-3707

July 10, 2009
KB Financial Group Inc.
9-1, 2-ga, Namdaemoon-ro, Jung-gu
Seoul 100-703
Republic of Korea
Ladies and Gentlemen:
     We have acted as special United States counsel to KB Financial Group Inc., a company incorporated with limited liability under the laws of the Republic of Korea (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of, among other securities, (i) debt securities of the Company (the “Debt Securities”) and (ii) warrants of the Company (the “Warrants” and, together with the Debt Securities, the “Securities”). The securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.
     The Debt Securities are to be issued from time to time under an indenture (the “Indenture”) to be entered into between the Company and a trustee to be subsequently identified. The Warrants are to be issued from time to time under a warrant agreement (the “Warrant Agreement”) to be entered into between the Company and a warrant agent to be subsequently identified.
     We have reviewed the originals or copies certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

KB Financial Group Inc., p. 2
     1.     The Debt Securities will constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.
     2.     The Warrants will constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Warrant Agreement.
     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the relevant Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
     In rendering the opinions expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (iii) the Securities will conform, where applicable, to the respective forms thereof that have been or will be filed as exhibits to the Registration Statement and the terms of the Securities will conform in all material respects to the respective descriptions thereof in the prospectus (as supplemented and amended as of the time of such sale) which is part of the Registration Statement as in effect at such time, (iv) the terms of the Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (v) the Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) the Company will authorize the offering and issuance of the Securities and will authorize, execute and deliver the Indenture or the Warrant Agreement, as applicable, with any amendments or supplements thereto and any other document contemplated thereby or by the Registration Statement and will take any other appropriate additional corporate action and (vii) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned.
     We express no opinion as to the subject matter jurisdiction of any United States Federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist. We express no opinion with respect to the effectiveness of the submission to the jurisdiction of courts other than any state or Federal court sitting in New York.

KB Financial Group Inc., p. 3
     With respect to any Securities that may be issued in a currency other than U.S. dollars, we note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.
     The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ Yong G. Lee
Yong G. Lee, a Partner